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                                                                      EXHIBIT 99

                      CONTACTS:         HERMANO ALBUQUERQUE
                                        Chief Executive Officer
                                        Phone: 011-55-61-314-9904
                                        E-mail:  hermano@tvfilme.com.br

                                        MORGEN-WALKE ASSOCIATES
                                        Andrea Kaimowitz/Katherine Mittelbusher
                                        Press:  Brian Maddox
                                        Phone:  (212) 850-5600
                                        E-mail:  andrea@morgenwalke.com


FOR IMMEDIATE RELEASE



         TV FILME, INC. ANNOUNCES AGREEMENT IN PRINCIPLE TO RESTRUCTURE



         BRASILIA,  Brazil,  (Aug.  13, 1999) -- TV Filme,  Inc.  (OTC  Bulletin
Board: PYTV) today announced that it had reached an agreement in principle with a committee representing holders of the Company's outstanding 12-7/8% senior notes due 2004. TV Filme, Inc. expects that this agreement will significantly reduce its existing long-term debt, and enable the Company to continue the build-out of its recently acquired multi-point, multi-channel distribution systems ("MMDS") licenses. The agreement in principle is subject to execution of definitive documentation, and is to be effected pursuant to a pre-arranged plan, which will require court approval under Chapter 11 of the U.S. Bankruptcy Code.

         Hermano Studart Lins de Albuquerque, Chief Executive Officer of TV Filme, Inc. said, "We are extremely pleased to announce this agreement in principle with the bondholder committee. Implementation of this agreement will significantly reduce the Company's long-term debt, and allow the Company to capitalize on the many opportunities present in the Brazilian telecommunications market. The restructuring will leave our operations in Brazil on a stronger financial footing to grow."

         Mr. Albuquerque emphasized that all of the Company's subsidiaries will be excluded from the pre-arranged plan and there will be no interruption in their operations, and no impact on their ability to fulfill commitments to vendors, customers and government agencies. "During the restructuring period, our daily operations will continue as usual and we will continue to provide our customers with the highest quality of programming, service, and reliability."

         Pursuant to the restructuring agreement, the senior noteholders will receive a $25 million cash payment and their existing notes will be converted into (i) New Senior Secured Notes in the aggregate principal amount of $35 million, with a five year maturity and interest of 12% per annum (interest

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payable-in-kind  at the option of the  reorganized  company through the first 24 months), and (ii) 80% of the new common equity of the reorganized company. Current management will receive 15% of the new common equity, and existing common stockholders of TV Filme, Inc. will receive 5% of the common equity of the reorganized company in exchange for their current stake.

         Headquartered in Brasilia, Brazil, TV Filme, Inc. is a leading provider of subscription television, data and internet services in mid-sized markets in Brazil. The Company has established wireless cable operating systems in Brasilia, Goiania, Belem and Campina Grande, which together comprise over 1.4 million households. Also, the Company holds wireless cable licenses in the cities of Bauru, Caruaru, Franca, Porto Velho, Presidente Prudente and Uberaba, which together comprise nearly 0.4 million households. TV Filme, Inc. reports all results in U.S. dollars and prepares its financial statements in accordance with U.S. generally accepted accounting principles.

         The matters discussed in this release include forward-looking statements that involve risks and uncertainties, including the negotiation of definitive agreements to implement the proposed restructuring, bankruptcy court approval, and the risks detailed from time to time in TV Filme, Inc.'s reports filed with the Securities and Exchange Commission. TV Filme, Inc. undertakes no duty to update such forward-looking statements.